Prospectus Supplement No. 14
Filed pursuant to Rules 424(b)(3)
Registration Statement No. 333-126449

Prospectus Supplement No. 14 dated September 12, 2006

(to the Prospectus dated August 10, 2005)

2,571,874 Shares of Common Stock

This prospectus supplement should be read in conjunction with the prospectus dated August 10, 2005, as supplemented and amended by Supplement No. 1 dated August 16, 2005, Supplement No. 2 dated September 27, 2005, Supplement No. 3 dated October 5, 2005, Supplement No. 4 dated October 13, 2005, Supplement No. 5 dated November 15, 2005, Supplement No. 6 dated January 3, 2006, Supplement No. 7 dated March 24, 2006, Supplement No. 8 dated March 31, 2006, Supplement No. 9 dated April 10, 2006, Supplement No. 10 dated May 1, 2006, Supplement No. 11 dated May 15, 2006, Supplement No. 12 dated July 6, 2006, and Supplement No. 13 dated August 16, 2006 (collectively, the “Prospectus”), relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 2,571,874 shares of the common stock of Familymeds Group, Inc. We will not receive any of the proceeds from the sale of the common stock being sold by the selling shareholders.

On September 11, 2006, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 14 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Supplement No. 14 supersedes the information contained in the Prospectus.

Investing in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page 2 of the Prospectus dated August 10, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 14 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 14 is September 12, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 5, 2006

Familymeds Group, Inc.
(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032-1968
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 5, 2006, the Company received a letter from Nasdaq indicating that for the prior 10 consecutive trading days, the Company’s market value of listed securities was below $35 million as required for continued inclusion by Marketplace Rule 4310(c)(2)(B)(ii).  Nasdaq will provide the Company with 30 calendar days, or until October 5, 2006, to regain compliance.

On September 11, 2006, Familymeds Group, Inc. issued a press release announcing the Nasdaq letter. A copy of this press release is furnished as Exhibit 99.1 to this report.

Item 7.01 Regulation FD Disclosure.

As previously disclosed, on Wednesday, September 6, 2006, Chairman, President and Chief Executive Officer of the Company, Edgardo A. Mercadante presented at the Roth Capital Partners 2006 New York Conference, which presentation was web cast simultaneously through a link provided at the Company’s website (http://www.familymedsgroup.com). An archive of the audio presentation and the accompanying presentation slides will continue to be available through the Company’s website for 90 days. Interested parties may access the archived broadcast and slide presentation by visiting the Investors: Events section of the Company’s website at http://www.familymedsgroup.com. Copies of the slideshow and the transcript of the audio presentation are attached hereto as Exhibits 99.2 and 99.3, respectively.

The information in this Item 7.01 and in Exhibits 99.2 and 99.3 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into filings under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

99.1	Press Release dated September 11, 2006
99.2	Roth Conference slide show presented on September 6, 2006.
99.3	Transcript of September 6, 2006 web cast

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FAMILYMEDS GROUP, INC.

By: /s/Edgardo A. Mercadante
Edgardo A. Mercadante, Chief Executive Officer, President and Chairman of the Board

Dated: September 11, 2006

3

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

99.1	Press Release dated September 11, 2006
99.2	Roth Conference slide show presented on September 6, 2006
99.3	Transcript of September 6, 2006 web cast

4

For Immediate Release

Familymeds Announces Combined July and August Comparative Sales
Increase of Approximately 13% Year-over-Year.
Pace of Organic Growth Continues to be Strong.

Farmington, CT, September 11, 2006 - Familymeds Group, Inc. (Nasdaq: FMRXD), a specialty pharmacy and medical specialty product provider, today announced comparative same location sales for pharmacies and the medical supply distribution businesses (“comparative sales”) of $17.7 million for July 2006, an increase of 12.7% from $15.7 million in July 2005. The Company reported preliminary comparative sales of $18.2 million for August 2006, an increase of 13.8% from $16.0 million in August 2005. Overall sales for July and August 2006 were approximately $18.0 million and $18.5 million for each 4 week month, respectively.

Ed Mercadante, R.Ph., Chairman and Chief Executive Officer of Familymeds, stated, “Increasing comp sales is the critical component of our strategic plan for 2006 that emphasizes strong organic growth momentum coupled with business expansion through modest new pharmacy openings. We are pleased to start the second half of 2006 with sustained positive top line momentum of 13% growth year-over-year in comp sales that combine actual results from July and preliminary results from August. This increase is especially encouraging because it represents compelling organic same store growth during our typically slower summer months each are 4 week months while September is a 5 week month. This latest progress supports our continuing focus on driving to positive EBITDA in the second half of 2006.”

On September 5, 2006, the Company received a letter from Nasdaq indicating that for the prior 10 consecutive trading days, the Company’s market value of listed securities was below $35 million as required for continued inclusion by Marketplace Rule 4310(c)(2)(B)(ii).  Nasdaq will provide the Company with 30 calendar days, or until October 5, 2006, to regain compliance.

 About Familymeds Group, Inc.

Familymeds Group, Inc. is a pharmacy and medical specialty product provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. Familymeds works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. The Company is focused on building an integrated specialty drug platform through its pharmacy and specialty pharmaceutical operations. Familymeds operates 86 locations, including 7 franchised locations, in 14 states under the Familymeds Pharmacy and Arrow Pharmacy & Nutrition Center brand names. The Company also operates Worksite PharmacySM, which provides solutions for major employer groups, as well as specialty pharmaceutical distribution directly to physicians and other healthcare providers. The Familymeds platform is designed to provide services for the treatment of acute and complex health diseases including chronic medical conditions such as cancer, diabetes and pain management. The Company often serves defined population groups on an exclusive, closed panel basis to maintain costs and improve patient outcomes. Familymeds offers a comprehensive selection of brand name and generic pharmaceuticals, non-prescription healthcare-related products, and diagnostic supplies to its patients, physicians, clinics, long- term care and assisted living centers. More information can be found at http://www.familymedsgroup.com. The Company's online product offering can be found at http://www.familymeds.com.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by Familymeds Group, Inc., including those contained herein, that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its directors or its officers about the Company and the industry in which it operates, and include among other items, statements regarding its ability to regain compliance with Nasdaq’s listing standards and its business and growth strategies. Although Familymeds Group, Inc. believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements. Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, management's ability to successfully implement its business and growth strategies, including its ability to raise additional capital. Familymeds Group, Inc. disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:

Brandi Piacente
The Piacente Group
212-481-2050
brandi@thepiacentegroup.com
or
Cindy Berenson
Familymeds Group, Inc.
860.676.1222 x138
berenson@familymeds.com

Familymeds Group, Inc.
NASDAQ: FMRX

Ed Mercadante, R.Ph.
Chairman and Chief Executive Officer

860.676.1222  x112
mercadante@familymeds.com

Forward Looking Statements
Certain oral statements made by management of Familymeds Group, Inc. from time to time, including those contained in this presentation and the oral presentation that accompanies it, that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, are statements regarding the intent, belief or current expectations, estimates or projections of Familymeds, its directors or its officers about Familymeds and the industry in which it operates, and include among other items, statements regarding (a) Familymeds’s strategies regarding growth and business expansion, including its strategy of building an integrated specialty drug distribution platform with multiple sales channels, opening new
Worksite locations and acquiring third-party pharmacies, (b) its financing plans, (c) trends affecting its financial condition or results of operations; and (d) its ability to continue to control costs and to meet its liquidity and other financing needs.
Although Familymeds believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,”
“believes,” “seeks,” “estimates,” and similar expressions are generally intended to identify forward-looking statements.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) management’s ability to implement its growth and business strategies, (ii) management’s ability to locate and acquire suitable acquisition candidates; (iii) management’s ability to negotiate and open new Worksite pharmacies, (iv) management’s ability to manage the company’s growth, (v) changes in the regulatory and general economic environment related to the health care and pharmaceutical industries, including possible changes in reimbursement for healthcare products and in manufacturers’ pricing or distribution policies; (vi) conditions in the capital markets, including the interest rate environment and the availability of capital; (vii) changes in the competitive marketplace that could affect Familymeds’s revenue and/or cost bases, such as increased competition, lack of qualified marketing, management or other personnel, and increased labor and inventory costs; and (viii) changes regarding the availability and pricing of the products which Familymeds distributes, as well as the loss of one or more key suppliers for which alternative sources may not be available.  Further information relating to factors that could cause actual results to differ from those anticipated is included under the heading Risk Factors in Familymeds’s Form 10-K for the year ended
December 31, 2005 filed with the U.S. Securities and Exchange Commission. Familymeds disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Chronically Ill
Patients With
Acute Needs
Large Employee
and
Retiree Population
Physicians, Clinics
and Other
Specialty Providers
FamilyMeds Clinic
and
Arrow Apothecary
Pharmacies
Employer
Sponsored
Worksite
Pharmacies
Medical Supply
Hospital Clinics
and
Medical Campuses
83 locations
14 States
Fortune 500
Companies with
Large Single Site
Population of
Employees
(2 locations)
Small to Mid-size
Medical and
Healthcare
Provider Locations
Oral & Specialty Pharmaceuticals
HomeCare & Medical Care Specialty Products
Target
Customer
Product
Focus
Targeted
Location
Strategy
Integrated Specialty Pharmacy Delivery & Strategy

Why a Targeted Location Strategy?
Our increased focus to health insurers and employers to reduce healthcare costs and improve outcomes
Reliable Refill program anticipates patient prescription refill needs.
We are connected via e-prescribing to reduce errors and improve patient services.
Growing consumer preference toward point-of-care prescription service together with physician services
Our pharmacists and teams collaborate with MDs and hospitals to optimize Rx care and follow up.
Low cost solution emphasizes convenience and better patient care
Through our pharmacy technology platform we have automated and work flow optimized pharmacies to reduce costs and improve quality.
Superior business economics for point-of-care and employer-based pharmacies.  Our WorksitePharmaciesSM :
Eliminate costly administration.
Improve employee experience.
Reduce costs via direct pharma contracts and higher generic dispensing.

State	Physician/Healthcare Affiliation	# of Pharmacies
FL:	Physician Associates of Florida	5
	Family Care Partners	1
	Oviedo Orthopedics	
	Interlocken Pediatrics	
MD:	Calvert Memorial Hospital	1
	Calvert Internal Medicine	
OK:	Warren Clinic	2
	Primary Care Partners	1
	St. Anthony Hospital	1
NY:	Community Care Physicians	5
	Westchester Medical Group	1
	Latham Medical Group	1
PA:	Hahnemann Hospital	1
CT:	Hartford Hospital	1
	St. Francis Hospital & Medical Center	2
	UCONN Health Partners	1
	Prohealth Physicians	1
	Grove Hill Medical Center	1
	Manchester Medical Associates	1
	St. Vincent's Hospital	1
MA:	Valley Medical Group	2

Pharmacy Services for Specialty Care

National Leader in Pharmacies at “Point of Care”
A Sample of our Hospital/Medical Office Building Affiliated Pharmacies:

Worksite PharmacySM Benefits
Key Benefits to Employers
Cost savings on Rx
Enhanced benefits
Improved health
Target Company Profile
2,000+ employees at single location
History of innovative health and wellness programs
Existence of other on-site providers
Paths to Market
Relationships with HR/Benefits consultants
Partnerships with providers of on-site medical care
Direct communications to employers
Contiguous geography
Vertical industries

Comparative Worksite PharmacySM  Economics after 1 Year
                                                                                                                      Q2 2005                          Q1 2006                           Q2 2006
Rx Dispensed:                                                            17,175                                 20,940                                                     21,457
Year-to-Year Growth:  24.9%
Quarter-to-Quarter Growth:  2.5%

Rx Revenue:                                                                   $649K                                   $796K               & ;#16 0;                  $893K
Year-to-Year Growth = 37.5%
Quarter-to-Quarter Growth = 12.2%

Front Store Revenue:$207K                                     $235K                                   $247K
Year-to-Year Growth = 18.8%
Quarter-to-Quarter Growth = 4.9%

0-17 yrs.
8%
18-34 yrs.
10%
35-49 yrs.
22%
50-64 yrs.
28%
65+ yrs.
32%

Pharmacy Services for Specialty Care

Patient Demographics by Age Group
Percentage of RX Utilization
Majority of
patients with
chronic/acute
needs

Cardiovascular
21%
Mental Health
19%
Other
14%
Pain Oncology
12%
Blood
3%
Respiratory
4%
Gastrointestinal
5%
Diabetic
5%
Endocrine
7%
Infectious
Disease
10%

Pharmacy Services for Specialty Care

Core Business by Therapeutic Category
Percentage of RX Revenue

Payer	Q1 2006 Gen %	Q2 2006 Gen %
Medicare D	55.9%	56.3%
Medicaid	58.1%	58.8%
Third Party	58.6%	58.9%
Cash	70.9%	71.5%
Total	59.2%	59.4%

Pharmacy Services for Specialty Care

Generic Utilization by Payer Type

2006	
	Revenue	***EBITDA %***
Quartile 1	$5,400	*5.3%*
Quartile 2	$3,100	*3.1%*
Quartile 3	$2,300	*4.8%*
Quartile 4	$1,600	*1.3%*

Pharmacy Services for Specialty Care

Average Annualized Unit Economics
Annual Revenue / Unit              $3 Million

Gross margin / Unit                        $   630K
                    Gross Margin %                  20.3%

OpEx / Unit                                                       $   490K
                    OpEx %                                                15.8%

EBITDA / Unit                                              $   140K
                    EBITDA %                                          4.5%
Note: 94% of Revenue is Rx Prescription
Amounts in 000’s, except percentages
Approx. Avg. Oral Rx Price / Rx                                $     63.50
Approx. Avg. Specialty Rx Price / Rx               $   180.00
Approx. Avg. Sales / Sq. Ft.                                             $1,660/Ft
Comp organic revenue Growth                                  9% - 10%

Real Estate Profile Average and Advantage
Average Size of Site
Apothecary                                                            2,423 sf.
Medical Office Building                      1,161 sf.
Consolidated                                                       1,802 sf.
Base Lease Occupancy
Apothecary                              $17.68 per sf.
M.O.B.                                               $22.71 per sf.
Total Gross Occupancy Costs
Apothecary                              2.64% of Revenue
M.O.B.                                               2.18% of Revenue
Approximate Cost to Open New Pharmacy = $350k/Pharmacy
CapEx = $100k
Inventory = $150k
Working Capital = $100k
Cost to Acquire our Type of Pharmacy = $500k - $700k
More than 1,000 Sites for Possible Acquisition
More than 4,000 Sites for Possible New Pharmacy Expansion

2006 Sales Objectives
Top-line organic growth
Up-sell pharmaceuticals to physicians in current pharmacy
locations and through Medical Supply Business
Super-charge sales referrals from physicians in specialty Rx and through institutional sectors for Rx sales
Increasing comparative same location sales
Pharmacy-focused growth
Point-of-sale: Near leading medical institutions and hospitals
Worksite Pharmacies: Large employer-sponsored locations
Improve financial performance, operational integration and
growth through:

25,000,000
20,000,000
15,000,000
10,000,000
5,000,000
-
Revenue Dollars

Pharmacy Services for Specialty Care

2006 Monthly Sales Trend
$16.2M
$17.4M
$22.5M
$18.4M
$19.0M
2Q06 comparative same store sales increased 9.5% YOY
January
(4 weeks)
February
(4 weeks)
April
(4 weeks)
May
(4 weeks)
March
(5 weeks)
June
(5 weeks)
$23.3M

Core Pharmacy Revenue
Technology Driven: E-prescribing
Familymeds is a founding
member of Surescripts, the
e-prescribing network.
Familymeds is currently a
100% fully connected chain.
E-prescribing simplifies
prescription writing and the refill
authorization process.

E-prescribing increases medical
disbursement accuracy.

Repeat Pharmacy Revenue
Technology Driven:  Pharmacy Services
Voice Outreach “Silverlink” Telephony
Auto Refill
Reliable Refill

Familymeds

FamilymedsExpress

It's Easy!

1. Touch the screen and you're immediately connected to the pharmacy
2. Pick up the phone to speak privately with our staff
3. Scan new prescriptions or refills to our pharmacy
4. Pick up at the store of your choice, or choose FREE delivery

Pharmacy Services for Specialty Care

Incremental Pharmacy Revenue
Technology Driven: Kiosks

Familymeds

familymeds.com: personal health, nutrition, home medical and diabetic supply store - Microsoft Internet Explorer
http://www.familymeds.com/familymeds/
Familymeds
1-888-787-2800
Your Health is Everything
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Familymeds bills Medicare directly!
Find out more!
FamilyMeds accepts ALL Medicare Part-D Plans
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SALE $10.95
was $14.04
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PRICE $6.19
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FamilymedsDiet.com
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Pharmacy Services for Specialty Care

Incremental Non-Rx Revenue
Technology Driven: E-commerce

Technology Driven Patient Services
Improves Revenue;  Reduces Overall Costs
Kiosk
E-prescribing
E-commerce
Pharmacy Services
Patient

Focus on Profitability
Increase Gross Margin to 20% Target
Bundle products: pharmaceuticals bundled with home care products
Yield higher gross margins of 30%+
Familymeds Formulary emphasizes generic drugs utilization
Yield higher gross margins of approximately 50%
Dramatic market shift towards generics 2006 to 2007
Chronic/acute patients: compounded and infusion medications
Yield higher gross margins of 50%+
Expense Control
Improve SG&A model while maintaining optimal sales structure
Low cost pharmacy model
Average pharmacy size is 1800 sq. ft.  with low occupancy expenses
Location/proximity strategy
Close proximity to physicians drives down operating/marketing expenses

Recent Scorecard
2005
Divested “non core” lower margin legacy wholesale distribution business
Integrated DrugMax distribution facility with pharmacy operations
Completed refinancing and recapitalization to improve financial position
2006
Strong organic sales growth momentum and improving gross margin trend
1H06 net revenues up 12% sequentially over 2H05
19.5% gross margin for 1H06
Operating expense controls to result in 10% expense reduction in 2H06
Substantially improved balance sheet and capital structure
Reduced total debt by $13 million through early retirement of $23 million in outstanding debt
2 pharmacies opened + 1 planned; strong locations expansion pipeline

Familymeds

	2005				2006			
	Q3		Q4		Q1		Q2	
Net Revenues	$	51.8	$	52.4	$	56.0	$	60.7
Growth rate				1.3%		6.9%		8.4%
Gross Margin		9.9		9.6		10.9		11.9
% of revenues		19.1%		18.3%		19.5%		19.6%
Operating Loss	$	(4.7)	$	(4.5)	$	(2.9)	$	(3.4)
% of revenues		-9.1%		-8.6%		-5.2%		-5.6%
Net Income (Loss) Available to Common Shareholders		(14.1)		(30.6)		(4.1)		7.8

Pharmacy Services for Specialty Care

Trailing 12 Months to June 30, 2006

Second Quarter 2006 Highlights
Organic patient growth of 5,000 patients Q1 to Q2 2006
   Over 410,000 patients now served
Revenue of $60.7, a sequential increase of 8.4%
   20% of revenue from Medicare D, up from 15% in 1Q06
   $4.2 million of revenue from direct-to-provider medical supply operations, up from $0.8 million in 1Q06
Gross margin of 19.6%, compared to 19.5% in 1Q06
EPS of $0.12 inclusive of $13.1 million gain on debt
extinguishment
YOY operating loss reduction to $(4.1) million from $(3.5)
million

Nasdaq: FMRX
One-for-ten reverse stock split August 16*
Shares outstanding                                                     6.6 mm
Share price (August 17, 2006)                              $      6.34
Market capitalization                                             $    42.1 mm
Fiscal Year End: Saturday closest to December 31
4-4-5 week retail quarterly calendar
* Ticker change to FMRXD through September 13, 2006

Depth of Experience
Years of
Previous Experience / Affiliations
Name
Title
Exp.
Ed Mercadante
  Pharmacist
Chairman and Chief Executive
Officer
25
Familymeds, Arrow Corporation, APP,
Rite Aid, GNC Medibank, ProHealth
Jim Bologa, CPA
Chief Operating Officer
25
Ernst & Young
Jim Beaumariage
  Pharmacist
SVP, Pharmacy Operations,
22
Familymeds, CVS, CVS/People’s Drug
Gregg Montgomery
  Pharmacist
SVP, Procurement,
25
Familymeds, Rite-Aid, Farmco Ventures,
NeighborCare
Familymeds, Inc.
Valley Medical Supply
Jim Searson, CPA
Chief Financial Officer
20
Daticon, TranSwitch, Katerra, PWC
Allison Kiene
  Pharmacist - Lawyer
VP, General Counsel and Secretary
17
Familymeds, The Stop & Shop Super-
market Company, Stop & Shop
Pharmacy

Leveraging Our Unique Platform Strength
Our Expertise
Specialty & complex treatments
Higher transaction value
Infectious disease
Diabetes
Pain & Oncology
Respiratory
Psychological & mental health
Our Relationships
44 pharmacies at point of care
Inside medical office
buildings/campuses
4,000 doctors on medical
campuses within or near our sites
Medical Supply to MDs
Natural outlet for medical
specialty distribution
Our Patients
> 400,000 chronic and acute
patients
Active patient and clinical
programs:
Greater medication compliance
Medical therapeutic
management (MTM)
Greater specialty drug
pull-through
Our Pharmacies
83 pharmacies in key medical
locations
>3.6M prescriptions
Estimated market opportunity:
$1.3B in pharmacy & medical
supply sales in our existing
locations

Key Investment Takeaways
Unique locations + specialty products model
Platform strength:
Pharmacies + Patients + Relationships + Expertise
Focused specialty pharmacy services for chronic/acute
patients and their physician providers
Favorable competitive metrics and market dynamics
Substantial organic revenue growth in 2006
Reduced operating cost structure
Improving financial condition and capital structure
Outlook:  Modestly EBITDA positive in 3Q06; increasing
positive cash flow in 4Q06

Familymeds Group, Inc.
NASDAQ: FMRX
312 Farmington Avenue, Farmington CT 06032
ph: (860) 676-1222;  fax: (860) 679-9337
www.familymedsgroup.com

Familymeds Group, Inc. (FMRXD)
Presentation at Roth Capital Partners 2006 New York Conference
September 6, 2006

<<Ed Mercadante, Chairman and Chief Executive Officer>>

For just a minute of reviewing the business model, most of you in the audience know our models. Essentially, there is three legs to our stool or to our business model. First is, the apothecary and professional style clinic pharmacies which we operate in medical centers and hospitals up and down on the eastern seacoast, basically selling oral prescription and injectable specialty meds to chronically ill patients. This is the bread and butter of our business, it’s the driver, it’s the largest revenue component of our business and it drives the overall profitability or driving force of the company.

The middle graph here talks about the employer sponsored worksite pharmacies. Approximately 1.5 year ago, we started opening pharmacies and large employers of Fortune 500 companies. We have established two of those thus far. We have a robust pipeline to follow through on that. And these pharmacies operate very similar to our clinic pharmacies. They are 1,200 to 1,800 square feet and they operate inside a large employers.

And then the third part of our business model is a medical supply business which is really an adjunct to our Familymeds clinic and apothecary pharmacies, where we sell largely specialty biologic and pharmaceutical products to physicians who occupy the same medical buildings they were in and some other related medical buildings nearby. And our pharmacists establish a relationship with those docs and then we have telesales people who market and work with them. And we work with some outside sales agents as well on that side. That gives you kind of a quick brief overview of the strategy.

Often times I get to ask the question as to why is your strategy really based on a location strategy and it’s really important in pharmacy and in our arena to understand our location strategy, to understand our model. Our model is really based on servicing chronically ill patients at the point of care. We are very unique in that regard. There is no one else that really is doing this on a national basis.

Why is it important? First of all, it’s important for healthcare plans and employers because our programs, like for example, our reliable resell program improve patient outcomes. They enhance compliance on medication therapies and improve overall outcomes. Also there is a growing consumer preference for overall one stop shopping when it comes to healthcare. As the patient gets older, more chronically ill and goes back to the doctor and our average patients goes back to the doctor 18 times a year, they like to do everything under one roof.

So our pharmacies present a very convenient low cost alternative and when all their prescriptions are paid for by either Medicare D or a prescription drug plan, it’s very convenient for the patient. Third is, it offers a low cost overall solution. Our pharmacies are very compact. We keep our occupancy cost very low. We run our pharmacies with one pharmacist and a few other ancillary technicians and personnel, but we really focus on technology. Technology drives our business and as I go through these slide presentation, I am going to talk a little bit more about technology today than I have in the past.

And finally, the point of care pharmacies that we have today are the point of care. These type of pharmacies are going to be pharmacies that we can really grow in other environments and the employer-based arena is, we are just touching the tip of the iceberg there where we are going to be able to essentially save employers' money by providing them an employee based pharmacy on their factory floor or in their headquarters to service those patients, those employees.

This is a quick slide that gives you an example of the affiliations we have throughout the country. As I said, we were -- we stretch up and down the eastern seacoast and goes far west as Oklahoma. We are operating in 14 states. And our philosophy is essential the partner with leading medical care providers, physician groups and hospitals wherever we put our locations so that we can essentially foster a referral service or a referral centre from all those physicians and work very closely with the managed care plans in those various states.

Spoken about worksite pharmacy before, it’s a brandized name that we have established. We are one of two companies in the United States that are establishing pharmacies and large employers. The key benefits for the employer is cost savings by directly contracting with the manufacturer, reducing costs of the drug and the ingredient cost, and providing a generic at a lower cost alternative for the employer.

We target companies that are Fortune 500 companies that have over 2000 employees in one location. And really our pathway to market is to work closely with brokers and consultants, trying to get to the large HR directors. So it’s a very long sell cycle to this business. You can work with a company for over a year before they will sign a board -- sign a contract and announce a full scale benefit change.

And the big reason for that is because it requires a profound change to how they are administering their benefits for their employees. These are some metrics of one of the pharmacies that we established about 15 months ago to give you an idea of the progress in that pharmacy. We filled 17,000 prescriptions in Q2 of ’05, Q1 of ’06 and Q2 of ’06, we grew that pharmacy on a prescription basis year-over-year by 25% and quarter-over-quarter by 2.5%. The revenue has been growing steadily. It grew on a comp store basis 37.5% and on a quarter-to-quarter basis 12.2%. This is an example of the progress we can make in these employer-based sponsored pharmacies that’s why we are so excited and why we want to establish more of these locations in Fortune 500 companies.

Getting back to what kind of patient and what kind of treatments we offer as protocols in our pharmacies, 60% of our patients are over the age of 50. Why, because we go after those types of patients. Those patients are the chronically ill patients who have an acute dimension to their disease. They often visit the doctor. They often are comorbidity. They have multiple illnesses and need multiple prescription drugs at the same time, injectables, specialty drugs as well as oral engineered drug products.

This slide gives you a slice of where we are doing business in terms of therapeutic regiment. The fastest growing components of this business are the pain and oncology component and mental health component. We have found a niche in those two and diabetes is a close third and expanding very quickly. We expect to do a lot more diabetic business this year.

This slide gives you a little bit of a understanding on generic. Generic drugs, I know, you have read a lot about generics and hear a lot about how it lowers cost to the consumer, lowers cost to the plan, the managed care plan, and to the government, when it comes to a Medicare or Medicaid plan. But it also improves gross margin to a pharmacy. And so it’s very important for us to establish a very strong foothold with the use of generic drugs.

We have been working very hard as a company to provide technology additives to our pharmacist and provide incentives to our personnel as well as provide incentives to our patients to allow us to dispense generic drugs. It improves our gross margin profitability and overall creates a more sustainable long-term business model.

We've made substantial progress. These are across our various managed care payers and range from 56% all the way up to on the cash prescriptions where we actually -- we have a very few cash prescriptions in our pharmacies. Most people have a managed care card, but over 70% dispensing of generic drugs.

This slide, I think, you will find very useful to put together some metrics and understand our business a little bit better. This is the average annualized unit economics of our pharmacies. On the left hand side, you will see that the annual average revenue of one of our pharmacies is approximately $3 million, gross margin approximately 20%, and the OpEx at about 16%. It leaves about 4.5% EBITDA on an average basis.

And on the right side, we rank our pharmacies based on their performance. Every company that establishes multiple operations like ours, multiple pharmacy operations, has a quartile breakout. We'd like to see all of our pharmacies up at the top quartile, performing at $5.4 million and producing a solid EBITDA.

But we also have the realization that there are some pharmacies, for location reasons or for the number of doctors that are in a medical building or for essentially other reasons, that may be related to managed care that are down in the fourth quartile, where they do 1.6 million and average about 1.3% in EBITDA. It’s our job from management’s point of view to execute against that plan to bring those up.

If you look at last year’s numbers on this -- and I didn’t have those released to the public. So I can’t add that to the slide. But essentially, last year, everything from last year improved and our quartile mix has improved across the board on all our four quartiles.

Also, on this slide, you will see that our average oral prescription price on branded prescriptions is at $63.50, well above the national average. Our average specialty Rx is at $180. And we have a very efficient model, where we perform at $1,660 per square foot. So it’s a very efficient retail model.

Fundamentally, we are a healthcare business, but we straddle the retail side of things, because we are selling prescription drugs to the patients. So fundamentally, we act like a retail business. A lot of people ask me are you a retail or a healthcare. I would like to say I am both, because we have the dynamics of both types of industries.

And our comp organic revenue growth has been improving steadily and now ranges between 9 and 10%, which we think is very exciting and compelling against our peer group and other pharmacies throughout the nation. I think, if you look at the peer analysis with the exception of Walgreens, which outperforms the industry on an overall basis, you will find a 9 to 10% is well above almost every industry sector of retail pharmacy overall in this country.

Give you a little bit of an idea of the average footprint of our location in some of the established metrics on an occupancy cost basis. The average apothecary pharmacy -- we define an apothecary pharmacy being not in the medical building, but closely nearby to the medical billing, maybe across the street or around the corner. The medical office building is actually in that building.

The average on a consolidated basis is 1,800 square feet, and the gross occupancy cost range from about 2% of revenue up to about 2.65% of revenue. We think that this is a very efficient box. We think it’s a box that we can open, and on a very small amount of capital, we can grow quite steadily.

I wanted to give you an idea of what it cost to open one of our pharmacies, about $350,000. The CapEx meaning the leasehold improvements, the furniture, the fixture, and the technology that goes into a pharmacy cost, about 100,000. The inventory about 150,000, and our working capital during the first year were we have to move to breakeven about 100,000. There is an abundance of opportunities for us to grow.

Many of you are shareholders in the company have heard my road show before, and I have told you that there is over 4000 locations in the United States. There are possible new pharmacy expansion sites that haven’t gone away, if any thing it’s increased because doctors are aggregating at a very rapid rate for efficiency reason. So we have a ample opportunity to grow our pharmacies. And there is over a 1000 medical buildings in the United States that have pharmacies in a very fragmented ownership and gives us an ample opportunity to acquire pharmacies.

So what was this year all about? Well, first of all, it was about topline growth and organic growth. Q1 was about establishing a presence in growing the company from an organic basis, Q2 was a succession on that. Q1 strategy, we think that we slightly outperformed where we wanted to be on the organic growth side in both Q1 and Q2, and we returned to a pharmacy focus also of last year’s distribution focus.

Going forward and this graph gives you an understanding, we are in a four, four, five retail calendar, fiscal calendar. So the reason you see the spike in the third month every quarter is because it’s five week month. But you can see a steady improvement on topline revenues. And we think this business achieving a scale is very important because that scale will lead to a profitability that will be sustainable in the long-run.

One of the most important factors of this business is technology. In my business and in pharmacy, in general, without technology you cannot have a sustainable long-term topline or profit. We have invested heavily in technology, we believe that that technology enhancement will allow us to grow more rapidly and sustain our growth from here forward. So in the first half of this year, we made some significant CapEx expenses to grow our technology.

There are four parts that I would like to kind of quickly review with you, one is our core pharmacy technology. We have a pharmacy system and a platform in all of our pharmacies and have enabled physicians to prescribe electronically and send prescriptions to our pharmacies. We think that this is something that not only reduces our costly med errors but improves accuracy in long-term, improves efficiency in a pharmacy and reduces cost.

In addition, what we have done to out reach to patients, especially the elderly, is we have established an auto refill or reliable refill type program using call technology and telephony to get out to patients and let them know when their prescriptions are do for refills or when they have some kind of idiosyncratic reactions to a med or when a drug is recalled or when a drug goes generic or when a drug has some sort of a problem.

We can reach out and touch all of our patients very quickly within an hour to two hours. We can reach out to the entire segment. Last year, we filled over 3.5 million prescriptions. We have over 400,000 patients overall that we treat every year. So the numbers get large and it’s important for us to have a good system to reach out the patients.

We have also deployed special technology features to drive incremental sales. First is our Kiosk program, which these Kiosk’s go in medical buildings. We believe that in a long run these Kiosk’s will be a helpful solution in capturing some prescriptions out of medical buildings where we don’t have a pharmacy along with physician prescribing electronically. We think this is a piece that will help improve our incremental sales.

We’ve also used the web. Our website is a very frequently visited for non-prescription sales. We don’t do a lot of prescription sales over the web, most people don’t feel comfortable at answering data or putting prescription information on the web, but they certainly feel comfortable about ordering the Tylenol or Anacin on the web. So we feel that this is an important driver of our future in our business.

Overall, we’ve used these technology driven patient services to improve topline and to compete in a very, very competitive market and to sustain a long-term topline and hopefully move towards a long-term profitable bottomline.

One of the focuses going forward this year was improving our gross margin. We do that essentially three ways. First, by bundling products with pharmaceuticals, things like home and healthcare products that have gross margins that are much higher than a typical pharmaceutical product. Two, by focusing on generics, as I had explained. And three, by focusing on compounded and infused products that have typically a much higher gross margin.

We've made considerable strides in the first half of the year to move our gross margin ahead. This is a business that is undergoing -- in an industry that is undergoing a tremendous amount of gross margin pressure by managed care payers and by Medicare D, and we have to fight about everybody to keep our gross margin. And it’s very important to have a strategy to go forward how we can bundle our prescription customer, our core patient that has a high value product need with other products that they need as well.

No -- Nothing would be possible if we don’t focus on our SG&A and expense control. About a month ago, I announced that we made some layoffs and we cut back some expenses, and we've reduced our operating expenses on a go-forward basis. That was all in an effort to accelerate our pathway to profitability. We remain very vigilant on expenses. We think expense control is a paramount concern in our company and any industry that has as much gross margins pressure as our industry does. We have to be focused on the expense side of the equation.

So a little bit of a scorecard last year, I am not going to spend too much time on that. But '06, our organic sales growth has been very steady, first half up 12% over last year. Our gross margin has improved in the first half of this year. Our operating expense control has not been where I had hoped that would be in the first half. But in the second half of this year, we think that we will really be focused on expense controls. And we have substantially improved our balance sheet. We retired $23million sub-debt facility, replaced it with the $10 million sub-debt facility, essentially picking up $13 million through that early retirement. We think that improved our balance sheet.

We did this. We are also opened two pharmacies in the first half of the year, and we will probably open at least one location in the second half of the year and perhaps more. We think we have a very strong pipeline for expansion. And it's going to be a question of finding the right opportunity and using our capital that we have in a prudent and wise fashion to make sure that the pharmacies we open become profitable very quickly.

This is a snapshot of the trailing 12 months from topline to bottomline. We think that our steady improvement of topline and our growth rate and topline will eventually yield sustainable long-term profitability. And we are hoping and moving in the right direction and have executed against a strategic plan and objectives and core implementation tactics that will be geared towards getting the profitability very quickly.

I mentioned this already, but we have improved our patient count. We continue to improve our patient count. Last year, we were servicing about 400,000 patients. We are now over 410,000 patients being serviced. Our sequential increase in our business is also an indicator of long-term ability to sustain our business. The Med D component of our business -- many of you know what Med D is, essentially it’s the new Medicare drug prescription program that was enacted a couple of years ago and rolled out in the beginning of this year.

It was - it started in pharmacies in the early part of this year, and it makes up about 20% of our overall revenue rate right now. We see that this is going to be big piece of our business going forward. It will improve utilization and improve topline, but will add also gross margin pressure. So we have to use certain techniques like technology and bundling products to keep the gross margin at the right level.

We think our year-over-year reduction of operating loss is a positive indicator, but we are not satisfied at all with that. We really believe that what we need to do to get the profitability is essentially continue our topline growth, sustain our gross margin momentum and be very, very vigilant of expenses meeting a scale point in the third quarter of this year and really in the fourth quarter of this year, really seeing an uplift in the overall financial performance of the Company.

We think we have a very good business team that has been assembled a combination of both financial people, operating people, and people with pharmacy background and understanding of the industry, very compelling often times when we go into large worksite employers or hospitals that compliment our team, from the point of view of understanding both the metric side of the business, the execution side, as well as the overall professional side of the business.

So, overall, how do we expect to continue sustaining our business? It’s by leveraging our unique platform strength. First our pharmacies, we are the largest operator of medical site pharmacies in the United States. Second of all, leveraging our patients, our chronically ill patients who have an active and acute dimension to their diseases. Third by our relationships with our physicians, we think that fostering those relationships and those referrals with both physicians and managed care plans will add to the long-term of profitability and sustainability of our company. And finally to leverage the use and transactional value or specialty meds which adds a considerable amount of unit level gross margins towards every time we dispense a specialty med.

So, couple of investment takeaways, we believe that the platform strength meaning pharmacies, patients in relationships and expertise will lead to a long-term compelling investment thesis. We know our stock is languished, we know our performance on the stock market is not been what that we like it to be, but we also really feel that the momentum behind the company in terms of its metrics moving forward as the business model sustainable are not reflected by the market. So hopefully you all go out and buy some more stock.

I would like to open up the floor to some questions along the way.

Q&A

<Q>: [Question Inaudible]

<A - Ed Mercadante>: Our cash position at the end of the second quarter was approximately $5.5, $5.6 million.

<A>: There is a breakout room just down the hall [indiscernible].

<Q>: [Question Inaudible]

<A - Ed Mercadante>: Yes, I think that the answer to your second part to your question, I mean what will allow us to expand; I mean we think we have a robust pipeline for expansion. We need capital to expand with $5.6 million in cash and availability at the end of second quarter. And, you know, we don’t have a lot of room to expand using CapEx dollars to either acquire pharmacies or grow pharmacies, that’s the fact. On the other hand, the drivers to our organic expansion are also, are very much there. Number 1, there is essentially four drivers. Number 1, it’s the mix of the drugs, it’s the drug that’s moving towards the specialty mix that has a higher unit top line with a higher core transactional gross margin associated to it, number 1. Number 2, its fostering more of a relationship with the doctor and that doctor is going to send you more patients that have high core morbidity situation and also selling pharmaceuticals to that doctor through our medical supply business. Number 3, it’s really fostering a relationship with the managed care organizations and being the first referral point from those managed care organizations, especially when it comes to specialty and injectable drugs, those are the drivers, those are the key drivers. And finally, to grow the gross margin we have to bundle the core pharmaceutical product with other non-pharmaceutical products that lend themselves to that and use generic drugs.

<<Company Speaker, Analyst at Roth Capital Partners>>

Thank you. There is a breakout room, a shoeless board room.

<<Ed Mercadante, Chairman and Chief Executive Officer>>

Thanks very much.

END